Exhibit 99.2

UNAUDITED TALLGRASS ENERGY PARTNERS, LP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

References to we, us or our, refer to Tallgrass Energy Partners, LP and its consolidated subsidiaries (the “Partnership”). On March 31, 2017, the Partnership, Tallgrass Development, LP, a Delaware limited partnership (“Tallgrass Development”), and Rockies Express Holdings, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Tallgrass Development (“Tallgrass Holdco”), entered into a definitive Purchase and Sale Agreement (the “Purchase Agreement”), pursuant to which the Partnership acquired a 24.99% membership interest (the “Subject Interest”) in Rockies Express Pipeline LLC, a Delaware limited liability company (“Rockies Express”).

Effective as of March 31, 2017, and subject to the terms and conditions of the Purchase Agreement, Tallgrass Holdco assigned the Subject Interest to an indirect wholly-owned subsidiary of the Partnership in exchange for total consideration from the Partnership of $400 million in cash. Prior to the acquisition of the Subject Interest (the “Transaction”), the Partnership held a 25% membership interest in Rockies Express, which it acquired in May 2016. Additionally, the Partnership manages the daily operations of the Rockies Express Pipeline through its wholly-owned subsidiary, Tallgrass NatGas Operator, LLC, which it acquired in January 2017.

The transfer of the Rockies Express membership interest between TD and the Partnership represents a transaction between entities under common control. Our general partner interest and all of our incentive distribution rights (“IDRs”), are held by our general partner, whose sole member is Tallgrass Equity, LLC (“Tallgrass Equity”). Tallgrass Equity also directly owns 20 million TEP common units. Tallgrass Energy GP, LP (“TEGP”), a Delaware limited partnership that completed its initial public offering in May 2015 and has elected to be treated as a corporation for U.S. federal income tax purposes, owns a 36.94% membership interest in, and is the managing member of, Tallgrass Equity. TEGP Management, LLC, a Delaware limited liability company (“TEGP Management”), is TEGP’s general partner. Tallgrass Energy Holdings, is the sole member of TEGP Management. Tallgrass Energy Holdings is also the general partner of Tallgrass Development.

Rockies Express is engaged in the ownership and operation of the Rockies Express Pipeline, a FERC-regulated natural gas pipeline system with approximately 1,712 miles of transportation pipelines, including laterals, extending from Opal, Wyoming and Meeker, Colorado to Clarington, Ohio and consists of three zones:

•	Zone 1 - 328 miles of mainline pipeline from the Meeker Hub in Northwest Colorado, across Southern Wyoming to the Cheyenne Hub in Weld County, Colorado capable of transporting 2.0 Bcf/d of natural gas from west-to-east;

•	Zone 2 - 714 miles of mainline pipeline from the Cheyenne Hub to an interconnect in Audrain County, Missouri capable of transporting 1.8 Bcf/d of natural gas from west-to-east; and

•	Zone 3 - 643 miles of mainline pipeline from Audrain County, Missouri to Clarington, Ohio, which is bi-directional and capable of transporting 1.8 Bcf/d of natural gas from west-to-east and 2.6 Bcf/d of natural gas from east-to-west.

The unaudited pro forma condensed consolidated financial statements present the impact on our financial position and results of operations of our acquisition of the 24.99% membership interest in Rockies Express and related financing activities. The unaudited pro forma condensed consolidated financial statements as of and for the year ended December 31, 2016 have been prepared based on certain pro forma adjustments to our audited financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 15, 2017 with the Securities and Exchange Commission. The unaudited pro forma condensed consolidated financial statements are qualified in their entirety by reference to such historical consolidated financial statements and related notes contained therein. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements and related notes thereto.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2016 has been prepared as if the transaction had occurred on that date. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2016 has been prepared as if the transaction occurred on January 1, 2016. As the transaction represents a transaction between entities under common control, the historic cost basis of the membership interest acquired is carried forward.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual results may differ from the pro forma adjustments. Management believes, however, that the assumptions provide a reasonable basis for presenting the significant effects of the transaction and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements may not be indicative of the results that would have actually occurred if we had owned an additional 24.99% membership interest in Rockies Express during the period presented.

TALLGRASS ENERGY PARTNERS, LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2016

	TEP Historical	Pro Forma Adjustments - Rockies Express Acquisition		TEP Pro Forma
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$1,873	$400,000	(a)	$1,873
		(400,000)	(b)
Accounts receivable, net	59,469	—		59,469
Prepayments and other current assets	32,189	—		32,189

Total Current Assets	93,531	—		93,531
Property, plant and equipment, net	2,012,263	—		2,012,263
Goodwill	343,288	—		343,288
Intangible asset, net	93,522	—		93,522
Unconsolidated investment	461,915	467,444	(b)	929,359
Deferred charges and other assets	14,452	—		14,452

Total Assets	$3,018,971	$467,444		$3,486,415

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities:
Accounts payable	$29,955	$—		$29,955
Accrued and other current liabilities	101,851	—		101,851

Total Current Liabilities	131,806	—		131,806
Long-term debt, net	1,407,981	400,000	(a)	1,807,981
Other long-term liabilities and deferred credits	7,063	—		7,063

Total Long-term Liabilities	1,415,044	400,000		1,815,044
Commitments and Contingencies
Equity:
Common unitholders	2,070,495	—		2,070,495
General partner	(632,339)	67,444	(b)	(564,895)

Total Partners’ Equity	1,438,156	67,444		1,505,600
Noncontrolling interests	33,965	—		33,965

Total Equity	1,472,121	67,444		1,539,565

Total Liabilities and Equity	$3,018,971	$467,444		$3,486,415

TALLGRASS ENERGY PARTNERS, LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2016

	TEP Historical	Pro Forma Adjustments - Rockies Express Acquisition		TEP Pro Forma
	(in thousands, except per unit amounts)
Revenues:
Crude oil transportation services	$374,949	$—		$374,949
Natural gas transportation services	119,962	—		119,962
Sales of natural gas, NGLs, and crude oil	77,394	—		77,394
Processing and other revenues	32,817	—		32,817

Total Revenues	605,122	—		605,122

Operating Costs and Expenses:
Cost of sales	71,920	—		71,920
Cost of transportation services	58,341	—		58,341
Operations and maintenance	55,235	—		55,235
Depreciation and amortization	84,896	—		84,896
General and administrative	53,633	—		53,633
Taxes, other than income taxes	24,727	—		24,727

Total Operating Costs and Expenses	348,752	—		348,752

Operating Income	256,370	—		256,370

Other Income (Expense):
Interest expense, net	(40,688)	(10,271)	(a)	(50,959)
Equity in earnings of unconsolidated investment	51,780	82,048	(b)	133,828
Other income, net	432	—		432

Total Other Income (Expense), net	11,524	71,777		83,301

Net income	267,894	71,777		339,671
Net income attributable to noncontrolling interests	(4,365)	—		(4,365)

Net income attributable to partners	$263,529	$71,777		$335,306

Allocation of income to the limited partners:
Net income attributable to partners	$263,529			$335,306
General partner interest in net income	(102,465)			(103,299)

Common unitholders’ interest in net income	$161,064			$232,007

Basic net income per common unit	$2.26			$3.26

Diluted net income per common unit	$2.23			$3.22

Basic average number of common units outstanding	71,150			71,150
Diluted average number of common units outstanding	72,107			72,107

TALLGRASS ENERGY PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma condensed consolidated financial statements present the impact on our financial position and results of operations of our acquisition of a 24.99% membership interest in Rockies Express Pipeline LLC (“Rockies Express”) from Tallgrass Development for cash consideration of approximately $400 million. The acquisition was funded through borrowings under TEP’s revolving credit facility. The transfer of the Rockies Express membership interest between TD and the Partnership represents a transaction between entities under common control.

The unaudited pro forma condensed consolidated financial statements as of and for the year ended December 31, 2016 have been prepared based on certain pro forma adjustments to our audited financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 15, 2017 with the Securities and Exchange Commission. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2016 has been prepared as if the transaction had occurred on that date. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2016 has been prepared as if the transaction occurred on January 1, 2016. As the transaction represents a transaction between entities under common control, the historic cost basis of the membership interest acquired is carried forward.

The unaudited pro forma condensed consolidated financial statements are qualified in their entirety by reference to such historical consolidated financial statements and related notes contained therein. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements and related notes thereto.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual results may differ from the pro forma adjustments. Management believes, however, that the assumptions provide a reasonable basis for presenting the significant effects of the acquisition and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements may not be indicative of the results that would have actually occurred if we had owned an additional 24.99% membership interest in Rockies Express during the period presented.

Note 2. Pro Forma Adjustments and Assumptions

(a)	Reflects borrowings of $400 million under TEP’s revolving credit facility to fund the Rockies Express acquisition, as well as the increase in interest expense associated with the borrowings based on our current incremental borrowing rate using a floating 30-day LIBOR and a borrowing spread over LIBOR of 2.00%. We used our current incremental borrowing rate of 2.5326%.

The effect of a 0.125% variance in interest rates on pro forma interest expense would have been approximately $0.5 million annually.

(b)	Reflects our acquisition of a 24.99% membership interest in Rockies Express for total cash consideration of $400 million, accounted for under the equity method of accounting, including the associated equity in earnings of Rockies Express. Assumed equity in earnings includes amortization of a basis difference driven by the difference between the fair value of the investment and the book value of the underlying assets and liabilities on November 13, 2012, the date of acquisition by Tallgrass Development. The basis difference was carried forward to TEP at its historical basis as a result of the common control nature of the transaction.

Note 3. Pro Forma Net Income or Loss Per Limited Partner Unit

The Partnership’s net income is allocated to the general partner and the limited partners in accordance with their respective ownership percentages, after giving effect to incentive distributions paid to the general partner. Basic and diluted net income per limited partner unit is calculated by dividing limited partners’ interest in net income, less general partner incentive distributions, by the weighted average number of outstanding limited partner units during the period.

TEP computes earnings per unit using the two-class method for Master Limited Partnerships as prescribed in the relevant accounting guidance. The two-class method requires that securities that meet the definition of a participating security be considered for inclusion in the computation of basic earnings per unit. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.

We calculate net income available to limited partners based on the distributions pertaining to the current period’s net income. After adjusting for the appropriate period’s distributions, the remaining undistributed earnings or excess distributions over earnings, if any, are allocated to the general partner and limited partners in accordance with the contractual terms of the partnership agreement and as further prescribed in the FASB guidance under the two-class method.

The two-class method does not impact our overall net income or other financial results; however, in periods in which aggregate net income exceeds its aggregate distributions for such period, it will have the impact of reducing net income per limited partner unit. This result occurs as a larger portion of our aggregate earnings, as if distributed, is allocated to the incentive distribution rights of the general partner, even though TEP makes distributions on the basis of available cash and not earnings. In periods in which TEP’s aggregate net income does not exceed its aggregate distributions for such period, the two-class method does not have any impact on our calculation of earnings per limited partner unit.

Basic earnings per unit is computed by dividing net earnings attributable to unitholders by the weighted average number of units outstanding during each period. Diluted earnings per unit reflects the potential dilution of common equivalent units that could occur if equity participation units are converted into common units.